                                                                     EXHIBIT 13


INVESCO                                          7800 East Union Ave., Suite 800
TRUST COMPANY                                    Denver, Colorado 80237
                                                 Post Office Box 173711
                                                 Denver, Colorado 80217-3711
                                                 Telephone: 303-930-6300


                                January 2, 1998

Board of Directors
AIM Tax-Exempt Funds, Inc.
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

   Re:  INITIAL CAPITAL INVESTMENT IN NEW PORTFOLIO OF
        AIM TAX-EXEMPT FUNDS, INC. (THE "FUND")

Gentlemen:

We are purchasing shares of the Fund for the purpose of providing initial investment for AIM High Income Municipal Fund, a new investment portfolio of the Fund (the "Portfolio"). The purpose of this letter is to set forth our understanding of the conditions of and our promises and representations concerning this investment.

We hereby agree to purchase shares equal to the following dollar amount for the
Portfolio:

           AIM High Income Municipal Fund - Class A Shares $3,000,000

We understand that the initial net asset value per share for the Class A Shares of the Portfolio will be $10.00.

We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

We further agree to provide the applicable Fund with at least ten days' advance written notice of any intended redemption and agree that we will cooperate with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal management of the Portfolio.

                                             Sincerely yours,

                                             INVESCO Trust Company



                                             By: /s/ RONALD L. GROOMS
                                                  ------------------------------
                                                Ronald L. Grooms
                                                Sr. Vice President and Treasurer